EXHIBIT 7.9

CERTIFICATE OF MERGER

OF

SSI GT MERGER SUB LLC

(a Delaware limited liability company)

INTO

GRAMERCY TAVERN CORP.

(a New York Corporation)

Under Section 904(a) of the Business Corporation Law of the State of New York

The undersigned Authorized Person of GRAMERCY TAVERN CORP., a corporation duly organized and existing under and by virtue of the laws of the State of New York, and being the Authorized Person of SSI GT MERGER SUB LLC, a foreign limited liability company duly organized and existing under and by virtue of the laws of the State of Delaware, do hereby certify and set forth as follows:

FIRST:  The name of each constituent entity is as follows:

GRAMERCY TAVERN CORP.

SSI GT MERGER SUB LLC

SECOND: The name of the surviving corporation is GRAMERCY TAVERN CORP., a corporation of the State of New York.

THIRD: The date when the Certificate of Incorporation of GRAMERCY TAVERN CORP. was filed by the Department of State is June 24, 1993.

FOURTH: The jurisdiction of formation of SSI GT MERGER SUB LLC is the State of Delaware, and the date of formation is December 13, 2018.

FIFTH: No Application for Authority in the State of New York of the non-surviving company to transact business as a foreign entity therein was filed by the Department of State of the State of New York.

SIXTH: An agreement of merger has been approved and executed by each constituent entity.

SEVENTH: Such merger is permitted by the jurisdiction of organization of the foreign constituent entity and is in compliance therewith.

EIGHTH: The agreement of merger is on file at the place of business of the surviving domestic corporation at the following address: c/o William Harris Investors, 191 North Wacker Drive, Suite 1500, Chicago, Illinois 60606.

IN WITNESS WHEREOF, this certificate has been signed on the 16th day of August, 2019.

GRAMERCY TAVERN CORP.

Mike McQuinn, President, Secretary and Treasurer

SSI GT MERGER SUB LLC

By:	Shake Shack Inc., Sole Member

Ronald Palmese Jr., General Counsel, Authorized Person